Exhibit 99.2(k)(8)

AMERICAN BEACON APOLLO TOTAL RETURN FUND

AMERICAN BEACON SOUND POINT ENHANCED INCOME FUND

Amended and Restated

Plan Pursuant to Rule 18f-3

American Beacon Apollo Total Return Fund (“Apollo Fund”) and American Beacon Sound Point Enhanced Income Fund (each, a “Fund”) hereby adopt this Amended and Restated Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), to address the differing requirements and preferences of potential investors.

A.       CLASSES OFFERED. Each Fund may from time to time issue one or more of the following classes of shares:

1. Y Class. Y Class shares are offered primarily to large institutional investors. The Y Class generally requires an initial investment of at least $100,000 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges. Y Class shareholders incur no fees pursuant to a plan of distribution pursuant Rule 12b-1 under the 1940 Act (“12b-1 fees”).

2. T Class. T Class shares are offered to retail investors who invest directly through a financial intermediary, such as a broker-dealer, bank or registered investment advisor. T Class shares require an initial minimum investment of at least $2,500. T Class shares are sold with the imposition of a front-end sales charge on the public offering price. The sales charge may be waived for certain eligible purchasers or under certain circumstances.

T Class shares are subject to Rule 12b-1 fees of up to 0.75% of average daily T Class net assets under a Rule 12b-1 plan.

3. Ultra Class (Apollo Fund only). Ultra Class shares are offered to large institutional investors. Ultra Class shares require an initial minimum investment of at least $25,000,000 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges. Ultra Class shareholders incur no 12b-1 fees.

B.       EXPENSES. Certain expenses that may be attributable to a Fund, but not a particular class, are allocated based on the relative daily net assets of each class within the Fund. Certain expenses may be attributable to a particular class of shares of a Fund (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata basis by the outstanding shares of that class.

Examples of Class Expenses may include: (1) 12b-1 fees, (2) transfer agent fees identified as being attributable to a specific class, (3) shareholder servicing arrangements, (4) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a class, (5) Securities and Exchange Commission registration fees incurred by a class, (6) expenses of administrative personnel and services as required to support the shareholders of a class, (7) trustees’ fees or expenses incurred as a result of issues relating to one class, (8) accounting expenses relating solely to one class, (9) auditors’ fees, litigation expenses, and legal fees and expenses relating to a class, and (10) expenses incurred in connection with shareholder meetings as a result of issues relating to one class.

C.       CLASS DIFFERENCES. Other than the differences discussed above, there are no material differences in the services offered each class.

D.       EXCHANGE FEATURES. Shares of one class of a Fund may be exchanged, at the shareholder’s option, for shares of another class of the Fund (an “intra-Fund exchange”), in accordance with an applicable intra-Fund exchange privilege disclosed in the prospectus or statement of additional information. An intra-Fund exchange is subject to the terms and conditions (including the imposition or waiver of any sales charge or CDSC) set forth in the prospectus or statement of additional information, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange.

Dated: June 5, 2019, as amended and restated on August 20, 2019

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